                                                                     Exhibit 5.1




                                           September 21, 2001


Teradyne, Inc.
321 Harrison Avenue
Boston, MA 02118

         RE: Registration Statement on Form S-4

Ladies and Gentlemen:

         This opinion relates to an aggregate of up to 5,003,386 shares (the "Shares") of common stock, par value $0.125 per share, of Teradyne, Inc. (the "Company"), which are issuable pursuant to the Agreement and Plan of Merger, dated as of August 1, 2001, by and among the Company, Radio Acquisition Corp., a wholly owned subsidiary of the Company, and GenRad, Inc. (the "Merger Agreement") and which are to be registered pursuant to a Registration Statement on Form S-4 as filed with the Securities and Exchange Commission on August 30, 2001, as amended (the "Registration Statement").

         Based upon such investigation as we have deemed necessary, we are of the opinion that when the Shares to be issued by the Company pursuant to the Merger Agreement have been issued in accordance with the terms described in the Merger Agreement, such Shares will have been validly issued and will be fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the related prospectus under the caption "Legal Matters."



                                           Very truly yours,

                                           /s/ TESTA, HURWITZ & THIBEAULT, LLP

                                           TESTA, HURWITZ & THIBEAULT, LLP